Exhibit 10.7

May 4, 2016

R. Keith Teague,
Cheniere Energy, Inc.,
700 Milam Street, Suite 1900,
Houston, TX 77002.

Dear Mr. Teague:

This letter agreement (“Letter Agreement”) sets forth the understanding between you and Cheniere Energy, Inc. (the “Company”) regarding your transition from the Company.

1.	Transition from Employment

a.Unless terminated earlier by the Company or you, your employment with the Company will continue through the date that is seven days after the date of Substantial Completion of Subproject 2 (each as defined in that certain Engineering, Procurement and Construction Agreement, dated November 11, 2011 by and between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.) of Sabine Pass Liquefaction’s liquefaction facilities adjacent to the Sabine Pass LNG terminal (the “Continuation Period”). You will continue to receive your base salary, at its current rate, and continue to be eligible to participate in the Company’s plans and programs during the Continuation Period.

b.Upon any termination of your employment by you or the Company, you hereby agree to resign without any further action by you or the Company, effective immediately upon the date of termination of your employment, from any and all positions you then hold (whether as an officer, manager, director, partner or otherwise) with the Company, CQH Holdings Company, LLC, Cheniere Energy Partners GP, LLC, Cheniere Energy Partners LP Holdings, LLC, Sabine Pass Liquefaction, LLC, Sabine Pass LNG, L.P. and any of their respective subsidiaries, affiliates, general partners and other related entities.

2.	Termination Payments

a.On any termination of your employment (whether on or prior to the end of the Continuation Period), any unreimbursed business expenses will be reimbursed consistent with the terms of the Company’s policy applicable to you while employed. These expenses will be reimbursed within thirty days following your last day of employment. You will also be entitled to all other vested amounts or benefits required to be paid or provided or which you are eligible to receive under the terms of the Company’s welfare, retirement, long-term incentive and other plans and programs, including, but not limited to, the Company’s 401(k) plan.

b.In addition to the payments and benefits in Section 2(a), on a termination of your employment at the end of the Continuation Period, you will be entitled to the vesting of all unvested awards (or in the case of clause (iii) below, the waiver of the continuous service requirement) and other benefits set forth in the terms of the (i) Cheniere Energy, Inc. 2011 Incentive Plan Restricted Stock Grant dated August 9, 2012, by and between you and the Company, (ii) Cheniere Energy, Inc. Long-Term Cash Award dated August 9, 2012, by and between you and the Company, (iii) Cheniere Energy, Inc. 2011 Incentive Plan Restricted Stock Grant dated February 18, 2013, by and between you and the Company and (iv) Cheniere Energy, Inc. 2015 Long-Term Cash Incentive Plan Phantom Unit Award Agreement dated April 21, 2015, by and between you and the Company on a termination without cause. These vesting and other benefits will be provided to you subject to the terms and conditions of the respective grant agreements, the Cheniere Energy, Inc. 2011 Incentive Plan, and the Cheniere Energy, Inc. 2015 Long-Term Cash Incentive Plan, including any requirement that you execute and not revoke a release of claims in the form attached hereto as Exhibit A. Upon the termination of your employment at the end of the Continuation Period, (1) your outstanding unvested awards described in clauses (i) and (ii) above shall fully vest; (2) with respect to your outstanding unvested award described in clause (iii) above, the Company shall waive the continuous service requirement with respect to the shares of restricted stock underlying such award; provided the vesting of the shares of restricted stock underlying such award will be subject to certification by the Compensation Committee of the Board of Directors of the Company that the applicable performance milestones set forth in the Restricted Stock Grant Agreement dated February 18, 2013 have been achieved; and (3) your outstanding unvested awards described in clause (iv) above shall vest subject to your execution and non-revocation of a release of claims in the form attached hereto within 60 days after your date of termination.

3.	Continuing Covenants.

a.You acknowledge that, during the course of your employment you have access to Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Company or its affiliates, as applicable, and that, during your employment, you will use and disclose Proprietary Information only for the Company’s or its affiliates’ benefit and in accordance with any restrictions placed on its use or disclosure by the Company or its affiliates. After your employment terminates, you will not use or disclose any Proprietary Information. Nothing in this Letter Agreement will operate to weaken or waive any rights the Company may have under statutory or common law to the protection of trade secrets, confidential business information and other confidential information. Additionally, the covenants set forth in this Section 3 are in addition to, and will not limit or weaken in any way, any other confidentiality, non-disclosure and similar covenants and agreements between you and the Company, which will remain in effect following a termination of your employment in accordance with their terms. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning the Company’s or its affiliates’ businesses, strategies, operations, financial affairs, organizational matters, business plans, procedures, products, ideas, processes, software systems, trade secrets and technical know-how. However, Proprietary Information does not include information (A) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (B) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, that is not authorized by the Company or its affiliate, as applicable, or (C) that you can establish was independently developed by you without reference to any Proprietary Information.

b.You agree that you will not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or any of its subsidiaries, affiliates, officers, directors, agents, representatives or employees. The Company agrees that its directors and executive officers (as defined under Rule 3b-7 promulgated under the Securities Exchange Act of 1934) will not make or publish any statement (orally or in writing), that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) you. Notwithstanding the foregoing, nothing herein shall preclude you, the Company, its directors or executive officers from complying with judicial process, law or governmental rule or regulation, or the rules and regulations of any stock exchange, or from responding to statements made by the other; provided that no statement by either the Company, its directors or executive officers or you that is made in the course of any legal proceeding in which the Company or any of its affiliates or you is a party, shall be deemed to violate any provision of this Agreement.

c.On the date on which your employment terminates, you agree to return to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, other records (whether electronically stored or not), keys, computers, phones and other equipment belonging to the Company or its affiliates; provided that you will be permitted to retain copies of documents relating to your personal entitlements, benefits, obligations and tax liabilities.

d.Following the termination of your employment, you agree to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts, and take all actions the Company or its affiliates may reasonably request, with respect to any matter in which you were involved during your employment. Any cooperation requests will take into account your personal and business commitments, and you will be reimbursed for any reasonable expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.

4.    Change of Control Agreement. The Company and you hereby agree that, on the date of termination of your employment, the Change of Control Agreement, dated May 9, 2008, by and between the Company and you shall terminate effective ninety-five (95) days prior to such date of termination.

5.	General Provisions.

a.You acknowledge that you have not relied on any representations or statements not set forth in this Letter Agreement. You will not disclose the contents or substance of this Letter Agreement to anyone except your immediate family, your financial advisors or accountants and any tax, legal or other counsel that you have consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same; provided that you may disclose the contents or substance of this Letter Agreement to the extent required by law or by any court, arbitrator, or administrative or governmental body or to the extent appropriate in connection with any dispute over this Letter Agreement or otherwise involving you and the Company.

b.The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of that provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and the counterparts will constitute one and the same instrument.

c.This Letter Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware. Mandatory venue for any dispute regarding or related to this Letter Agreement shall be Harris County, Texas. This Letter Agreement (and the agreements, plans and programs referenced herein) constitute the entire agreement between you and the Company regarding the subject matter hereof and supersede any earlier agreement, written or oral, with respect thereto.

*                     *                     *

To indicate your agreement with the foregoing, please sign and return this Letter Agreement, which will become a binding agreement on our receipt.

Very truly yours,

CHENIERE ENERGY, INC.

By:	/s/ Neal A. Shear

Accepted and Agreed:

/s/ R. Keith Teague
R. Keith Teague

Date: May 4, 2016

Exhibit A

RELEASE AGREEMENT

1.
This Release (the “Release Agreement”) is being entered into by R. Keith Teague (the “Employee”) and Cheniere Energy, Inc. (the “Company”) in order to further the mutually desired terms and conditions set forth herein and as a condition to payment under the Cheniere Energy, Inc. 2015 Long-Term Cash Incentive Plan Phantom Award Agreement, dated April 21, 2015, by and between the Employee and the Company (the “Phantom Unit Award Agreement”). The term “Company” shall include Cheniere Energy, Inc., its present and former parents, trusts, plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

2.
The Employee’s timely execution of this Release Agreement and non-revocation of the General Release and/or ADEA Release contained in Sections 3 and 5 herein is in partial consideration of the benefits under the Employee’s Phantom Unit Award Agreement and to which the Employee agrees he is not entitled until and unless he executes this Release Agreement and does not revoke the General Release and/or ADEA Release.

The Company and the Employee acknowledge and agree that the Employee is entitled to certain payments and benefits in connection with the termination of his employment under the terms of the (i) Cheniere Energy, Inc. 2011 Incentive Plan Restricted Stock Grant dated August 9, 2012, by and between the Employee and the Company, (ii) Cheniere Energy, Inc. Long-Term Cash Award dated August 9, 2012, by and between the Employee and the Company and (iii) Cheniere Energy, Inc. 2011 Incentive Plan Restricted Stock Grant dated February 18, 2013, by and between the Employee and the Company (collectively, the “Awards”). This Release Agreement shall not affect the Employee’s (i) rights under the Awards, (ii) other rights to accrued payments or benefits (including any rights to receive reimbursement for unreimbursed expenses), (iii) rights to indemnification and (iv) rights pursuant to directors and officers insurance, in each case, under any agreement with the Company, the Company by-laws or as required by law (these payments and benefits, the “Excluded Benefits”). For the avoidance of doubt, this Release Agreement shall not affect the Employee’s rights in his capacity as a shareholder of the Company.

3.
General Release. Except with respect to the Excluded Benefits, the Employee, on behalf of himself, his heirs, beneficiaries, personal representatives and assigns, hereby releases, acquits and forever discharges the Company, its present and former owners, officers, employees, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (each, a “Released Party” and collectively the “Released Parties”), of, from and against all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, in law or in equity, whether known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, that may now or hereafter at any time be made or brought against any Released Party, arising from or in any way connected with or related to his employment with the Company and/or his termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, anticipatory breach, fraud, conspiracy, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. § 621, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001, et. seq., the Texas Workers’ Compensation Act, Tex. Lab. Code §§ 451.001 - 451.003, the Texas Payday Act, Tex. Lab. Code § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay, vacation pay, paid time off or benefits under any compensation, cash award, bonus, stock grant, equity grants or awards, or employee benefit plan, program, policy, contract, agreement, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits; and any benefits which the Employee is entitled to receive under any Company plan that is a qualified plan under IRC §401(a) or is a group health plan subject to COBRA. COBRA continuation coverage is available to participants and their beneficiaries who participate in the Company’s group health plan, to the extent the participant properly elects and pays for such COBRA continuation coverage. Excluded from the General Release in this Section 3 are claims arising under the Age Discrimination in Employment Act (“ADEA”) and those claims which cannot be waived by law.

4.
The Employee agrees not to commence any legal proceeding or lawsuit against any Released Party arising out of or based upon his employment with the Company or the termination of his employment with the Company. The Employee represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release of liability, nothing in this Agreement prevents the Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, the Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceeding or subsequent legal actions.

5.
ADEA Release. The Employee hereby completely and forever releases and irrevocably discharges the Company and the other Released Parties, as that term is defined in Section 3 above, from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Agreement (“ADEA Release”), and hereby acknowledges and agrees that:

a.	The Release Agreement, including the ADEA Release, was negotiated at arms-length;

b.	The Release Agreement, including the ADEA Release, is worded in a manner that the Employee fully understands;

c.    The Employee specifically waives any rights or claims under the ADEA;

d.	The Employee knowingly and voluntarily agrees to all of the terms set forth in the Release Agreement, including the ADEA Release;

e.	The Employee acknowledges and understands that any claims under the ADEA that may arise after the date of the Release Agreement are not waived;

f.	The rights and claims waived in the Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which the Employee was already undisputedly entitled;

g.	The Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release;

h.	The Employee understands that he has been given a period of up to 21 days to consider the ADEA Release prior to executing it, although he may accept it at any time within those 21 days;

i.	The Employee understands and agrees that any changes to Company’s offer, whether material or immaterial, do not restart the running of the 21-day review period; and

j.
The Employee understands that he has been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.

If the Employee elects to revoke his release of age discrimination claims, the revocation must be in writing and delivered and presented to Katie Pipkin, Senior Vice President - Business Development & Communications, Cheniere Energy, Inc. by 5:00 p.m., Central Standard Time, no later than the seventh day after the date on which he executes the Release Agreement.

The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of the Released Parties and are not to be construed as an admission of liability or as evidence of unlawful conduct by any Released Party, all liability being expressly denied.

6.
The Employee voluntarily accepts the consideration cited herein, as sufficient payment for the full, final, and complete release stated herein, and agrees that no other promises or representations have been made to him by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

7.
The Employee understands that this is a full, complete, and final release of the Released Parties. As evidenced by the signature below, the Employee expressly promises and represents to the Company that he has completely read the Release Agreement and understands its terms, contents, conditions, and effects. The Employee represents that he has made no assignment or transfer of the claims covered by Sections 3 or 5 above.

8.
The Employee is advised to consult with an attorney prior to executing the Release Agreement. The Employee understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

9.
The Employee states that he is not presently affected by any disability which would prevent him from knowingly and voluntarily granting the Release Agreement, and further states that the promises made herein are not made under duress, coercion, or undue influence and were not procured through fraud.

10.
The Employee acknowledges that the business and services of the Company are highly specialized and that the following information is not generally known, is highly confidential, and constitutes trade secrets: proprietary technical and business information relating to any Company plans, analyses, or strategies concerning international or domestic acquisitions, possible acquisitions, or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information (other than his own); manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any of the Company’s services and products, including components and parts thereof; non-public information acquired by the Company concerning the requirements and specifications of any of the Company’s agents, vendors, contractors, customers, and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any of the Company’s legal rights and obligations; the work product of any attorney employed by or retained by the Company; and any other information which is sufficiently secret to derive economic value from not being generally known (the “Confidential Information”). However, Confidential Information does not include information (A) that was or becomes generally available to the Employee on a non-confidential basis, if the source of this information was not reasonably known to the Employee to be bound by a duty of confidentiality, (B) that was or becomes generally available to the public, other than as a result of a disclosure by the Employee, directly or indirectly, that is not authorized by the Company or its affiliate, as applicable, or (C) that the Employee can establish was independently developed by the Employee without reference to any Confidential Information. The Employee acknowledges that he will maintain the confidential nature of all Confidential Information. The Employee further agrees to maintain in the strictest confidence and to not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any of the Company’s Confidential Information or any confidential information belonging to any agent, joint venture, contractor, customer, vendor, or supplier of the Company regardless of its form, without the prior written explicit consent of the Company’s Chief Executive Officer. The Employee shall take reasonable precautions to protect the inadvertent disclosure of information.

11.
The Employee acknowledges and agrees that any work product prepared, conceived, or developed by him during the term of his employment with the Company, including but not limited to all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered Confidential Information subject to the terms of this Release Agreement. The Employee agrees that when appropriate, and upon written request of the Company, he will acknowledge that his work product constitutes "works for hire" and will cooperate in the filing for patents or copyrights with regard to any or all such work product and will sign documentation necessary to evidence ownership of such work product in the Company.

12.
The Employee shall not make or publish any disparaging statements (whether written, electronic, or oral) regarding, or otherwise maligning the business reputation of, any Released Party. The Company, likewise, agrees that its Executive Officers and members of its Board of Directors will not make or publish any disparaging statements (whether written, electronic, or oral) regarding the Employee. In the event that the Company receives any requests for employment verification or references pertaining to the Employee’s employment with the Company, the Company shall provide a neutral reference that includes only confirmation of the Employee’s employment, dates of employment, and the job positions held. If requested, the Company will neither confirm nor deny any basis for the Employee’s separation of employment.

13.
The Employee represents that he has returned to the Company, except to the extent such return is expressly excused by the Company in writing, all expense reports, notes, memoranda, records, documents, employment manuals, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by the Employee in his possession, used in or pertaining to the business of the Company, including but not limited to lists of customers, prices, marketing plans, Company operating manuals, and other Confidential Information obtained by the Employee in the course of his employment.

14.
Nothing in the Release Agreement shall be deemed to affect or relieve the Employee from any binding obligation contained in any agreement with the Company or any of the Released Parties related to the terms of his employment or separation therefrom, including, but not limited to, any confidentiality, non-solicitation, non-disclosure or other protective covenant, entered into between the Employee and the Company or any of the Released Parties, which covenants the Employee expressly reaffirms and re-acknowledges herein.

15.
Should any future dispute arise with respect to the Release Agreement, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Release Agreement and the laws of the State of Texas. Any disputes between the parties concerning the Employee’s employment with the Company and/or the Release Agreement shall be settled exclusively in Harris County, Texas.

16.
The Employee hereby waives all rights to recall reinstatement, employment, reemployment, and past or future wages from the Company. The Employee further agrees not to apply for employment with the Company. The Employee additionally represents, warrants and agrees that he has received full and timely payment of all wages, salary, overtime pay, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Released Parties and that he has been appropriately paid for all time worked and in accordance with all incentive awards.

17.
The Employee expressly represents and warrants to the Company that he has completely read the Release Agreement prior to executing it, has had an opportunity to review it with his counsel and to consider the Release Agreement and to understand its terms, contents, conditions and effects and has entered into the Release Agreement knowingly and voluntarily.

18.
The Employee agrees that the terms and conditions of the Release Agreement, including without limitation the amount of money and other consideration, shall be treated as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

a.	to the extent as may be compelled by legal process; or

b.	to the extent necessary to the Employee’s legal or financial advisors and provided that the Employee’s instructs the foregoing not to disclose the same to anyone.

19.	The Employee agrees that the confidentiality provisions, including but not limited to those in Sections 10 and 11, of the Release Agreement are a material part of it and are contractual in nature.

20.
The Employee acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into the Release Agreement, may have materially affected the Release Agreement and his decision to enter into it. Nevertheless, the Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

21.
The Employee agrees that he will forfeit the amounts payable by the Company in respect of the Phantom Unit Award Agreement if he challenges the validity of the Release Agreement. The Employee also agrees that if he violates the Release Agreement by suing the Company or the other Released Parties on the claims released hereunder, the Employee will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by the Employee pursuant to the Release Agreement.

22.
Whenever possible, each provision of the Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any provision of the Release Agreement, other than Sections 3 and 5, shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Release Agreement. If the Employee challenges the validity of the

Release Agreement and Sections 3 and/or 5 are determined to be illegal, invalid, unconscionable, or unenforceable, the Company shall be entitled to the return of the amount paid to the Employee in respect of his Phantom Unit Award Agreement pursuant to Section 2 or, at the Company’s sole option, to require the Employee to execute a new agreement that is enforceable.

/s/ R. Keith Teague
R. Keith Teague

Date:	May 4, 2016

CHENIERE ENERGY, INC.

By:	/s/ Neal A. Shear
Name:	Neal A. Shear
Title:	Interim Chief Executive Officer and President

Date:	May 4, 2016